Exhibit 99.1

For Immediate Release

Bright Health Group Introduces 2022 Expectations of Over $6 Billion in Revenue Ahead of Inaugural Investor Day

•Reaffirming 2021 outlook provided with Q3’21 earnings
•Introducing 2022 outlook, which includes Revenue of $6.3 to $6.5 billion, representing over 50% annual growth
•Expect Bright HealthCare to serve over 875,000 members and NeueHealth to deliver care to approximately 400,000 value-based patients

MINNEAPOLIS, December 7, 2021 (BUSINESSWIRE) – Bright Health Group, Inc. ("Bright Health Group” or the "Company") (NYSE: BHG), the first technology-enabled fully aligned system of care, built for healthcare's consumer retail market, today reaffirmed 2021 guidance of $4.1 to $4.2 billion in Revenue and introduced 2022 guidance that includes significant growth across both NeueHealth and Bright HealthCare businesses.

At today’s investor day, the management team will speak to Bright Health Group’s next phase of growth as the business demonstrates the full potential of its differentiated, aligned model of care and provide an update on Bright HealthCare and NeueHealth’s strategy and financial outlook.

“In 2022 we expect to serve over 1 million risk-based lives across our two businesses, providing a strong foundation to achieve our full potential,” said Mike Mikan, President and CEO of Bright Health Group. “Our differentiated, fully aligned model connecting the financing and delivery of care, delivers improved outcomes for consumers and providers. We are confident in our strategy and have the team, capital, and model to execute on it.”

2022 Outlook

For full year 2022 Bright Health Group is providing the following guidance and commentary:

	Low		High
Enterprise Revenue	$6.3 billion	-	$6.5 billion
Enterprise Medical Cost Ratio	86.0%	-	88.0%
Adjusted EBITDA(1)	($500) million	-	($400) million
Intercompany Revenue	$1.2 billion	-	$1.4 billion

The Bright HealthCare segment is expected to begin the year with approximately 900,000 members as a result of strong AEP / OEP enrollment with end of year membership between 875,000 and 900,000 as a result of expected in-year attrition. Additionally, Bright HealthCare’s segment Medical Cost Ratio is expected to be between 85.0% and 87.0%.

The NeueHealth segment is expecting approximately $2 billion in Revenue, with approximately one-third coming from external sources. NeueHealth’s growth is primarily driven by an expected increase in value-based patients to approximately 400,000 in 2022.

Bright Health Group will hold its inaugural Investor Day today, Tuesday, December 7, 2021 beginning at 8:00 am (ET). The live broadcast and on-demand replay can be accessed from the Investor Relations page of the Company’s website. An investor presentation accompanying the program will also be made available at investors.brighthealthgroup.com.

About Bright Health Group

Bright Health Group is the first technology-enabled, fully aligned system of care built for healthcare's consumer retail market. Our differentiated approach aligns care delivery with the financing of care to drive better outcomes, lower costs, and enhance the consumer experience. We have two market-facing businesses: NeueHealth and Bright HealthCare. NeueHealth provides care delivery and value-based enablement services through our 131 owned and affiliated clinics and broader Care Partner network. Bright HealthCare offers Commercial and Medicare health plan products to over 720,000 consumers across the nation. We believe everyone should have access to personal, affordable, and high-quality healthcare. Our mission is to Make healthcare right. Together. For more information, visit www.brighthealthgroup.com.

Notes

(1) A reconciliation of the projected Adjusted EBITDA, which is a forward-looking non-GAAP financial measure, to the most directly comparable GAAP financial measures, is not provided because the Company is unable to provide such reconciliation without unreasonable effort. The inability to provide a reconciliation is due to the uncertainty and inherent difficulty predicting the occurrence, the financial impact and the periods in which the non-GAAP adjustments may be recognized. These GAAP measures may include the impact of such items as interest expense, income tax expense, depreciation and amortization, share-based compensation expense; transaction costs, changes in the fair value of contingent consideration, contract termination costs; and the tax effect of all such items. Historically, the Company has excluded these items from non-GAAP financial measures. The Company currently expects to continue to exclude these items in future disclosures of non-GAAP financial measures and may also exclude other items that may arise (collectively, “non-GAAP adjustments”). The decisions and events that typically lead to the recognition of non-GAAP adjustments, such as a decision to exit part of the business, are inherently unpredictable as to if or when they may occur. For the same reasons, the Company is unable to address the probable significance of the unavailable information, which could be material to future results.

Forward-Looking Statements

Statements made in this release that are not statements of historical fact, including statements about our beliefs and expectations, are forward-looking statements and should be evaluated as such. Forward-looking statements include information concerning possible or assumed future results of operations, including descriptions of our business plan and strategies. These statements often include words such as “will,” “target,” “anticipate,” “expect,” “plan,” “believe,” “intend,” “project,” “forecast,” “estimates,” “projections,” “2022,” and other similar expressions. These forward-looking statements include any statements regarding our plans and expectations with respect to Bright Health Group, Inc. and its businesses and segments Such forward-looking statements are subject to various risks, uncertainties and assumptions. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. Factors that might materially affect such forward-looking statements include: a lack of acceptance or slow adoption of our business model; our ability to retain existing consumers and expand consumer enrollment; our ability to contract with care providers and arrange for the provision of quality care; our ability to accurately estimate our medical expenses, effectively manage our costs and claims liabilities or appropriately price our products and charge premiums; the impact of the COVID-19 pandemic on our business and results of operations; the risks associated with our reliance on third-party providers to operate our business; the impact of modifications or changes to the U.S. health insurance markets; our ability to manage the growth of our business; our ability to operate, update or implement our technology platform and other information technology systems; our ability to retain key executives; our ability to successfully pursue acquisitions and integrate acquired businesses; the occurrence of severe weather events, catastrophic health events, natural or man-made disasters, and social and political conditions or civil unrest; our ability to prevent and contain data security incidents and the impact of data security incidents on our members, patients, employees and financial results; and the other factors set forth under the heading “Risk Factors” in Bright Health Group’s prospectus filed pursuant to Rule 424(b)(4) on June 25, 2021, and our other filings with the U.S. Securities and Exchange Commission. All forward looking statements contained in this release reflect management’s beliefs as of the date hereof, and except as required by law, we undertake no obligation to update publicly any forward-looking statements for any reason after the date of this release to conform these statements to actual results or changes in our expectations.

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Investor Contact:
IR@brighthealthgroup.com

Media Contact:
Media Contact:
Kris Patrow
651.492.1556
Kris.Patrow@padillaco.com